EXHIBIT 23




                              ACCOUNTANTS' CONSENT


   To Board of Directors
   Lincoln Telecommunications Company:

   We consent to the incorporation by reference in Forms S-3 (Registration No. 33-60633) and S-8 (Registration No. 33-39551) relating to the Lincoln Telecommunications Company's Employee and Stockholder Dividend Reinvestment and Stock Purchase Plan and the 1989 Stock and Incentive Plan, respectively, of our report dated February 24, 1995, with respect to the balance sheets of Nebraska Cellular Telephone Corporation as of December 31, 1994 and 1993, and the related statements of earnings, stockholders' equity and cash flows for the years ended December 31, 1994 and 1993, included in the Form 8-K of Lincoln Telecommunications Company dated July 27, 1995.



                                      KPMG PEAT MARWICK LLP



   July 27, 1995
   Lincoln, Nebraska